Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Ikena Oncology, Inc. of our report dated March 18, 2025 relating to the financial statements of Inmagene Biopharmaceuticals, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Diego, California
April 21, 2025